EXHIBIT 10.57

NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee directors received an annual retainer of $150,000 and reasonable and accountable out-of-pocket expenses incurred in connection with attending Board and committee meetings. Trump Entertainment Resorts, Inc.’s Board of Directors has established a policy that non-employee directors will receive 5,000 shares of restricted stock each May 1st beginning in 2006. In addition, the Chairman of the Audit Committee receives an additional $50,000 and the Chairman of each of the Corporate Governance and Nominating Committee and the Compensation Committee receives an additional $25,000 per year. Each member of the Audit Committee and Compensation Committee, other than their respective Chairmen, receive an additional $5,000 per year. Our Presiding Director is paid an additional $35,000 annually.